Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) each of the persons named below agrees to this joint filing of Schedule 13G and submits this exhibit as proof of its agreement with the other persons named below:

Dated: February 8, 2024	W.K. KELLOGG FOUNDATION TRUST

By: THE NORTHERN TRUST COMPANY, as corporate trustee

	By:	/s/ Amy Cunningham
	Name:	Amy Cunningham
	Title:	Vice President

W.K. KELLOGG FOUNDATION

	By:	/s/ Kahlil C. Williams
	Name:	Kahlil C. Williams
	Title:	General Counsel